UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 1, 2023 (May 31, 2023)

Miller Industries, Inc.

(Exact name of registrant as specified in its charter)

Tennessee	001-14124	62-1566286
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

8503 Hilltop Drive, Ooltewah, Tennessee		37363
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code    (423) 238-4171

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	MLR	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

On May 31, 2023, Miller Industries, Inc., a Tennessee corporation (the “Company”), and VAC, Inc., a Tennessee corporation and a wholly owned subsidiary of the Company (“Buyer”), entered into an Asset Purchase Agreement (the “Purchase Agreement”) with Southern Hydraulic Cylinder, Inc., a Tennessee corporation (“Southern Hydraulic Cylinder”), and its owners. Southern Hydraulic Cylinder, based in Athens, Tennessee, manufactures, sells and services hydraulic cylinders and related components.

Under the Purchase Agreement, and subject to the terms and conditions set forth therein, Buyer acquired substantially all of the assets and assumed certain liabilities of Southern Hydraulic Cylinder for an aggregate purchase price of approximately $17.5 million, on a debt-free, cash-free basis, subject to certain pre- and post-closing adjustments in respect of cash and net working capital. At the closing, $1.7 million of the purchase price was placed into escrow to secure certain indemnification obligations of Southern Hydraulic Cylinder and its owners. The acquisition was financed using cash on hand and by drawing on the Company’s existing credit facility.

The Purchase Agreement contains customary covenants and agreements, as well as representations and warranties regarding Southern Hydraulic Cylinder, its assets and its business. The Purchase Agreement also contains certain customary indemnification provisions for breaches of covenants and for breaches of representations and warranties. Pursuant to the Purchase Agreement, the parties entered into certain ancillary agreements at the closing of the acquisition, including an agreement relating to the provision of transition services by Southern Hydraulic Cylinder and a non-competition agreement with Chief Executive Officer of Southern Hydraulic Cylinder.

The foregoing description of the Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the Purchase Agreement, which is attached as Exhibit 10.1 hereto and incorporated by reference herein. The Purchase Agreement contains usual and customary representations and warranties that the parties to such agreement made to each other as of specific dates. The assertions embodied in those representations and warranties were made solely for purposes of the Purchase Agreement among the parties, and may be subject to important qualifications and limitations agreed to by the parties in connection with negotiating the terms of such agreement. Moreover, the representations and warranties are subject to a contractual standard of materiality that may be different from what may be viewed as material to stockholders, and the representations and warranties may have been used for the purpose of allocating risk between the parties rather than establishing matters as facts.

Item 7.01	Regulation FD Disclosure.

On May 31, 2023, the Company issued a press release announcing its entry into the Purchase Agreement and the transactions described in Item 1.01 above. A copy of the press release is attached as Exhibit 99.1 hereto and is incorporated into this Item 7.01 by reference.

The information included in this Item 7.01, as well as Exhibit 99.1, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits:

The following exhibits are attached with this Current Report on Form 8-K:

Exhibit No.	Exhibit Description
10.1	Asset Purchase Agreement, dated May 31, 2023, by and among Miller Industries, Inc., VAC, Inc., Southern Hydraulic Cylinder, Inc., F. Stephen Miller, The Estate of William M. Buchanan, and the other parties thereto.

99.1	Press Release, dated May 31, 2023.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Miller Industries, Inc.

Dated: June 1, 2023	By:	/s/ Frank Madonia
Frank Madonia
Executive Vice President, General Counsel and Secretary